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                                                                     EXHIBIT 4.2


                          REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of August 9, 2004 by and among Crdentia Corp., a Delaware corporation (the "COMPANY") and the investors listed on SCHEDULE A hereto (individually, an "INVESTOR" and collectively, the "INVESTORS").


                                    RECITALS:

         A. The Company and the Investors are parties to certain Subscription Agreements (the "SUBSCRIPTION AGREEMENTS"), dated beginning July 31, 2004, regarding the proposed sale and issuance of shares of the Company's Series B-1 Preferred Stock (the "SERIES B-1 PREFERRED") to the Investors (the "PREFERRED STOCK FINANCING");

         B. In order to induce the parties to participate in the Preferred Stock Financing, the Investors and the Company hereby agree that this Agreement, among other things, shall govern the rights of the Investors to cause the Company to register shares of Common Stock of the Company issuable to the Investors upon conversion of the Series B-1 Preferred.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and the Subscription Agreement, the parties hereto agree as follows:

     1. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

          1.1 DEFINITIONS. For purposes of this Agreement:

               (a) The term "ACT" means the Securities Act of 1933, as amended.

               (b) The term "FORM S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (c) The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
SECTION 1.10 hereof.

               (d) The term "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

               (e) The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.


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               (f) The term "REGISTRABLE SECURITIES" means (i) the Common Stock of the Company (the "COMMON STOCK") issued to the Investors listed on SCHEDULE A attached hereto pursuant to conversion of the Series B-1 Preferred and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
SECTION 1 are not assigned pursuant to the terms of this Agreement.

               (g) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

               (h) The term "SEC" shall mean the Securities and Exchange Commission.

          1.2 REQUESTED REGISTRATION.

               (a) REQUEST FOR REGISTRATION. If the Company shall receive from the Holders of sixty-six and two-third percent (66 2/3%) or more of the Registrable Securities then outstanding (the "INITIATING HOLDERS") a written request that the Company file a registration statement in accordance with the Act covering the registration on a continuous basis pursuant to Rule 415 under the Act, or any successor rule or regulation ("RULE 415") of all or part of the Registrable Securities then held by such Holders, the Company shall:

                    (i) within ten (10) days of the receipt thereof, give written notice of the proposed registration, qualification or compliance to all other Holders; and

                    (ii) use its reasonable and diligent efforts to effect, as soon as practicable, the registration under the Act of all such Holders' Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written notice given within fifteen (15) days after receipt of written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.2, (A) after the Company has effected one (1) registration under this SECTION 1.2; (B) if less than sixty-six and two-third percent (66 2/3%) of the then outstanding Registrable Securities will be registered, or (C) if the Holders propose to sell the Registrable Securities covered by the registration at an aggregate price to the public of less than $30,000,000.

                    (b) REGISTRATION STATEMENTS. Any registration statement filed pursuant to this SECTION 1.2 shall be on Form S-3, or if Form S-3 is not available, Form S-1 or other appropriate form permitting registration of the Registrable Securities for resale by the Holders.

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                    (c) UNDERWRITING. Notwithstanding any other provision of
this SECTION 1.2, the Company shall not be required to file a registration statement pursuant to this SECTION 1.2 unless the Holders intend to distribute all of the Registrable Securities covered by the registration statement filed pursuant to this SECTION 1.2 by means of an underwriter or underwriters of national standing reasonably approved by the Company. The Company (together with all Holders proposing to distribute their securities pursuant such registration) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Holders (and reasonably approved by the Company). Notwithstanding any other provision of this SECTION 1.2, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holders requesting the underwriting shall so advise all Holders of Registrable Securities, and the number of shares included in the underwriting shall be allocated among the Holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the total number of Registrable Securities held by such Holders at the time of the request for an underwriting. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw from such underwritten offering by written notice to the Company, the underwriter and the other Holders whose shares are being included in the underwriting.

                    (d) RIGHTS IN ADDITION TO OTHER RIGHTS. The rights under this SECTION 1.2 are in addition to, and not affected by, the Holders' exercise of any registration rights contained in SECTION 1.3.

          1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration effected at the request of one or more stockholders of the Company (including, without limitation, any registration effected pursuant to a contractual right of one or more stockholders to request a registration) or relating solely to the sale of securities to participants in a Company employee benefit plan or corporate reorganization or other transaction covered by Rule 145 promulgated under the Act, or a registration on any form which does not permit secondary sales or include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with SECTION 2.6 hereof, the Company shall, subject to the provisions of SECTION 1.7 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4 OBLIGATIONS OF THE COMPANY. Whenever required under this SECTION 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable and diligent efforts to cause such registration statement to become effective, and keep such registration statement effective (i) in the case of a registration statement filed pursuant to SECTION 1.2, during the Effectiveness Period (as hereinafter

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defined) or (ii) in the case of a registration statement filed pursuant to
SECTION 1.3, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, for up to one hundred twenty (120) days or, if earlier, the date on which the distribution contemplated in the registration statement has been completed. As used herein, the term "EFFECTIVENESS PERIOD" shall mean until the earlier of (i) the termination of the rights set forth in this Agreement in accordance with SECTION 1.14 or (ii) all of the Registrable Securities covered by the registration having been sold or a subsequent registration statement covering any unsold Registrable Securities having been declared effective.

               (b) Provide, at least three (3) business days prior to filing, any registration statement and included prospectus (including each preliminary prospectus and any amendments or supplements thereto) prepared in conformity with the requirements of the Act in connection with SECTIONS 1.2 and 1.3 (the "REGISTRATION Materials") to the Holders and their respective counsel for review and comment, if any.

               (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

               (d) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents and Registration Materials as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration.

               (e) Use its reasonable and diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; PROVIDED, HOWEVER, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

               (g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event the result of which causes the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and thereafter, the Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; PROVIDED, HOWEVER, that upon such notification by the Company, the Holders will not offer or sell Registrable Securities until the Company has notified the Holders that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to the Holders (it being understood and agreed by the Company that the foregoing proviso shall in no way diminish or otherwise impair the Company's obligations to prepare a prospectus amendment or supplement as above provided in this
SECTION 1.4(g)).


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               (h) Use its reasonable and diligent efforts, if a registration statement under SECTION 1.2 ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the Registrable Securities registered thereunder or pursuant to the Company's exercise of the Suspension Right (as hereinafter defined)), to (i) obtain the prompt withdrawal of any order suspending the effectiveness thereof, and (ii) amend the registration statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness of the shelf registration or file an additional registration statement covering all of the unsold Registrable Securities (a "SUBSEQUENT REGISTRATION STATEMENT"). If a Subsequent Registration Statement is filed, the Company will use its reasonable and diligent efforts to cause the Subsequent Registration Statement to be declared effective as soon as practicable and to keep such Subsequent Registration Statement continuously effective until the end of the Effectiveness Period. The requirements of this SECTION 1.4(H) that the Company file additional registration statements shall not be affected by the provisions set forth in
SECTION 1.2 that the Company is only required to file one registration statement under SECTION 1.2.

               (i) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (k) Use its reasonable and diligent efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this SECTION 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration statement pursuant to this SECTION 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               (l) Notify each seller of Registrable Securities under such registration statement of (i) the effectiveness of such registration statement,
(ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.


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          1.5 FURNISH INFORMATION.

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this SECTION 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

               (b) The Company shall have no obligation with respect to any registration requested pursuant to SECTION 1.2 hereof if, as a result of the application of SECTION 1.5(A), the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in SECTION 1.2 hereof.

          1.6 EXPENSES OF REGISTRATION. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the stockholders in excess of $15,000) incurred in connection with any registrations, filings or qualifications of Registrable Securities pursuant to SECTIONS 1.2 or 1.3 including (without limitation) all federal or state registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company shall be borne by the Company. The Company shall pay up to an aggregate of $15,000 of the selling stockholders' legal fees in connection with one (1) registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to SECTION 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the withdrawal is based upon a material adverse development concerning the Company and the Holders have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change.

          1.7 UNDERWRITING REQUIREMENTS. In connection with any offering pursuant to SECTION 1.3 involving an underwriting of shares of the Company's capital stock by the Company, the Company shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder, or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a limited liability company, partnership or corporation, the members, partners, retired partners and stockholders of such holder, or the estates and family members of any such members, partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.


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          1.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 1.

          1.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this SECTION 1:

               (a) To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act or the 1934 Act or any state securities law in connection with the offering covered by such Registration Statement; and the Company will pay to each such Holder, partner, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 1.9(A) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, director, underwriter or controlling person.

               (b) To the maximum extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the applicable registration statement, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Act

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or the 1934 Act or any state securities law in connection with the offering covered by such registration statement insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this SECTION 1.9(B), in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 1.9(B) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed); PROVIDED FURTHER, that in no event shall any indemnity under this
SECTION 1.9(B) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

               (c) Promptly after receipt by an indemnified party under this
SECTION 1.9 of notice of the commencement of any action (including any governmental action) as to which indemnity may be sought hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 1.9, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this SECTION 1.9, but the omission to so deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this
SECTION 1.9. No indemnifying party, in the defense of any such claim or litigation, shall, except upon the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full and unconditional release from all liability in respect to such claim or litigation.

               (d) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they related to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by

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the Act. If the indemnification provided for in this SECTION 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that in no event shall (i) any contribution by a Holder under this SECTION 1.9(D) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder, and (ii) any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) The obligations of the Company and Holders under this SECTION
1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this SECTION 1, and otherwise.

          1.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, including a subsidiary, affiliate, partner, limited partner, retired partner or stockholder of a Holder, provided in each case that
(i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

          1.11 REPORTS UNDER THE 1934 ACT. The Company agrees to use commercially reasonable efforts: (a) to make and keep public information available, as those terms are understood and defined in the General Instructions to Form S-3, or any successor or substitute form, and in Rule 144, (b) to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Securities Act or the Exchange Act, (c) as long as any Holder owns any Registrable Securities, to furnish in writing upon such Holder's request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Act and the 1934 Act, and to furnish to such Holder a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company with the SEC as may be reasonably requested.


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          1.12 DEFERRAL. Notwithstanding anything in this Agreement to the contrary, if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that the Board of Directors of the Company has made the good faith determination (a) that continued use by the Holders of a registration statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Act, premature disclosure in the registration statement (or the prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (b) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would make the successful consummation by the Company of any such material transaction significantly less likely; and (c) that it is therefore essential to suspend the use by the Holders of any such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto, then the right of the Holders to use any such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended until further notice by the Company (the "SUSPENSION PERIOD"). During the Suspension Period, none of the Holders shall offer or sell any Registrable Securities pursuant to or in reliance upon any such registration statement (or the prospectus relating thereto). In the event the Company exercises the suspension rights set forth herein (the "SUSPENSION RIGHT"), such suspension will continue for such period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to the Company or until such time as the registration statement does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, each as determined in good faith by the Company. The Company agrees to notify the Holders promptly upon termination of the Suspension Right. Notwithstanding the foregoing, under no circumstances shall the Company be entitled to exercise the Suspension Right for a period of more than thirty (30) days during any twelve (12) month period.

          1.13 LIMITATION OF LIABILITY. The Company shall not be liable to the Holder for a failure to effect, or a delay in effecting, a registration hereunder or a default in any other obligations under this Agreement arising out of or relating to any failure to receive necessary consents from its independent auditors or any internal review, investigation or similar activity by the Company's Audit Committee.

          1.14 TERMINATION OF REGISTRATION RIGHTS. The rights granted under this
Section 1 shall terminate upon the fourth anniversary of the date of this Agreement. In addition, a Holder's registration rights shall terminate if all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period.

     2. MISCELLANEOUS.

          2.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          2.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

          2.3 SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Chancery or other courts of the State of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to trial by jury.

          2.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          2.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          2.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given:
(a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by 10 days advance written notice to the other parties hereto.

          2.7 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          2.8 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

          2.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          2.10 AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          2.11 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement (including SCHEDULE A hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          2.12 ADDITIONAL SALES OF REGISTRABLE SECURITIES. Upon the sale of additional Registrable Securities pursuant to Subscription Agreements executed following the date hereof, the Company, without the prior action or consent of any Investor, shall require such additional purchaser(s) to execute and deliver this Agreement. Upon execution and delivery of this Agreement by the Company and such additional purchaser, each such additional purchaser shall thereafter be deemed an "Investor" for all purposes hereunder and SCHEDULE A shall be updated in accordance therewith.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        CRDENTIA CORP.,
                                        a Delaware corporation


                                        By: /S/ JAMES D. DURHAM
                                            --------------------------------
                                        Name:    James D. Durham
                                        Title:   Chief Executive Officer

                                        Address: 14114 Dallas Parkway, Suite 600
                                                 Dallas, Texas  75254

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        INVESTORS:




                                        By:
                                            ------------------------------------
                                        Name:
                                        Address:
                                                 -------------------------------
                                                 -------------------------------

                                   SCHEDULE A
                                   ----------

                              SCHEDULE OF INVESTORS

Stephen Katz
Nick Liuzza, Jr.
Nick Liuzza, Sr.
Alan Butler
Laurie Butler
Kolene Goubeaux
Terri Hill
Kenneth Family Trust U/A 3/11/87
Deborah A. McDonnell and John R. Brown
Durham Properties, LLC
Robin D. Riddle